UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 1, 2009

Electronic Game Card, Inc.
(Exact name of registrant as specified in charter)

Nevada	000-25843	87-0570975
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5405 Alton Parkway, Suite A-353, Irvine, CA 92604
(Address of principal executive offices)

Registrant's telephone number, including area code: 866-924-2924

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of new CFO; Retirement of former CFO as an Executive and as a Director; Announcement by a Director of Intention to Decline to Stand for Re-election and Possible Retirement from the Board Due to Other Business Committments

On August 10, 2009 Electronic Game Card, Inc ("EGC") issued a press release announcing the appointment of Thomas E. Schiff as Chief Financial Officer of EGC effective as of September 1, 2009, and that Linden J. Boyne would step down as Interim Chief Financial Officer, company Secretary and a board member of EGC as of that date.  A copy of that press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item. Mr. Schiff also replaced Mr. Boyne as company Secretary. Also in August, Paul D. Farrell informed the Board of EGC that he would not stand for re-election to the Board of EGC, and might need to resign from the Board before the next annual meeting, due to the time and policy requirements of his newly formed investment fund management company. Mr. Farrell did not express any disagreement relating to EGC’s operations, policies or practices.

On July 23, 2009, EGC engaged Mr. Schiff as a part-time consultant, working one day per week. On August 7, 2009, EGC executed a three-year employment agreement with Mr. Schiff, described below, that became effective on September 1, 2009. With Mr. Boyne stepping down from his position as company Secretary, Mr. Schiff was also appointed to such position by the board of EGC as of September 1, 2009. The pay period for Mr. Boyne’s services as CFO, company Secretary and a director concluded on September 4, 2009.

Mr. Schiff’s employment agreement provides for a base salary of up to $180,000 per year for the first twelve-month period, prorated depending on the amount of time EGC requires Mr. Schiff to devote to EGC’s business, with annual increases at the discretion of EGC’s Compensation Committee. Mr. Schiff may receive bonuses based upon Mr. Schiff’s performance, EGC’s annual revenue and earnings achievement. EGC will fund the costs of medical benefit plans for Mr. Schiff and his dependents.

EGC is obligated to make payments to the executive upon termination of the executive’s employment, depending on the circumstances surrounding the termination. If the agreement is terminated by the executive without good reason or by EGC for cause, or by the executive in breach of the agreement, the executive will have the right to exercise all vested stock options and retain vested restricted stock, and receive the executive’s base salary and accrued vacation through the date of termination.

If the agreement is terminated by the executive for good reason, as defined in the agreement, or if EGC terminates the agreement other than for cause, or due to the executive’s death or retirement, the executive will be entitled to receive the executive’s base salary through the date on which the termination occurred, plus credit for any unused vacation, and severance payments at the executive’s then-current salary for six months from the date of termination. The executive will also be entitled to payment of bonuses for the fiscal year in which the termination occurs (should any bonus plan be in place), continued vesting of stock options and restricted stock, and EGC will be required to maintain at our expense for the executive’s continued benefit all medical benefits plans to which the executive was entitled immediately prior to the date of termination (or, at the executive’s election, immediately prior to the date of a change-in-control), for six months.

If the agreement is terminated due to the executive’s death or incapacity, the executive’s estate or legal representative will be entitled to receive benefits that are earned and vested through the date of termination, a prorated incentive bonus for the fiscal year in which the termination occurs, and base salary payments for three months following the date of termination (less any payments the executive receives as a result of any life or disability insurance EGC maintain for the executive’s benefit).

In addition, the agreement contains indemnification provisions under which EGC agreed to indemnify the executive if the executive is a party to or threatened to be made a party to, or is otherwise involved in any proceeding (other than a proceeding brought by EGC against the executive) by reason of the fact that the executive is or was an officer and/or director of EGC or is or was serving at the request of EGC as a director, officer, employee or agent of another enterprise, to the fullest extent permitted by California law.

In the agreement, EGC agreed to issue to Mr. Schiff a ten-year option to purchase up to 650,000 shares of common stock at an exercise price of $1.68 per share and to issue Mr. Schiff up to 250,000 shares of restricted common stock. The number of shares covered by the option and by the restricted stock grant is prorated depending on the amount of time EGC requires Mr. Schiff to devote to EGC’s business. Each grant vests and, in the case of the options, becomes exercisable, as to one-third of the grant upon successive anniversary dates of the grant until vested in full.

The agreement contains non-compete, confidentiality and non-disclosure clauses designed to protect EGC’s intellectual property. The agreement also contains a provision designed to preclude the executive from claiming rights to any products or technologies the executive develops while in EGC’s employ or for a one-year period following termination of the executive’s employment.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed with this report.

99.1	Press release dated August 10, 2009

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Electronic Game Card, Inc.

By:	/s/ Linden Boyne
Title: Interim Chief Financial Officer

November 3, 2009

Exhibit Index

Exhibit Number	Exhibit Title or Description

Exhibit 99.1	Press Release of Electronic Game Card, Inc. dated August 10, 2009